Exhibit 99.1

For Immediate Release
Date: November 22, 2006

Contact:	Mary Beth Steiginga,
Assistant Secretary
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces the Retirement of Arie Leegwater as
Chairman and the Appointment of William C. Hanse as the new Chairman

Robert J. Turner, Corporate Secretary of Stewardship Financial Corporation (the Corporation), parent of Atlantic Stewardship Bank (the Bank), Midland Park, New Jersey announced this date the retirement of Arie Leegwater as Chairman of the Board of both the Corporation and the Bank. Leegwater, who has served as Chairman since 1993, will continue to serve as a Director of the Corporation and the Bank

Director Leegwater commented, “It has been a privilege to serve as Chairman of this unique Christian organization and I look forward to helping the Bank and the Corporation grow while continuing to serve on the Loan and Site Selection Committees of the Board.” Under Leegwater’s term as Chairman, the Bank grew from two branches to ten with our eleventh branch planned to open in Wyckoff during the second quarter of 2007 and total assets grew from $75.5 million to $509.1 million during this time.

The Board of Directors appointed William C. Hanse as Chairman of the Board of Directors for the Corporation and the Bank. Chairman Hanse is a partner in the law firm of Hanse and Hanse Esq. located in Wayne, New Jersey. Chairman Hanse was one of the Bank’s original organizers and served as a Director and the Bank’s legal Counsel since the Bank’s inception. Chairman Hanse currently serves on the Executive Committee, Nominating Committee, Investment Committee, and the Site Selection Committee. Chairman Hanse’s community involvement includes serving as a member and past president of the Wayne Township Council, past president of the Eastern Christian School Association Board of Directors, member of the Board of Directors of the Florence Christian Home in Wayne, New Jersey, member of the Board of Directors of the Paterson Boy’s Club, Chairman of the Wayne (Economic Development) Industrial Commission, member of the Board of Managers of the Lord’s Day Alliance of the United States, member of the Board of Governors and the Wayne Township Republican Organization, member of the elected Wayne Republican County and Municipal Committee, and member and Elder of the Grace Presbyterian Church in Wayne, New Jersey.

Chairman Hanse stated, “I am honored to serve as Chairman of Stewardship Financial Corporation as well as the Atlantic Stewardship Bank. I have confidence in the Board of Directors to meet the challenges of the current economic climate and help the Corporation grow profitably.”

President and Chief Executive Officer, Paul Van Ostenbridge stated, “We are all extremely grateful to Director Arie Leegwater for his leadership skills and his dedication to our unique Tithing Program as well as his commitment to our shareholders and the communities we serve. We welcome William C. Hanse as Chairman. He has been a strong contributing Director since the Corporation’s inception. Chairman Hanse has a strong vision for the Corporation and the Bank and we look forward to working with him in his new capacity.”

Stewardship Financial Corporation trades under the symbol SSFN on the OTC Bulletin Board.

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Montville, Pequannock, Ridgewood, Waldwick, and Wayne (3), New Jersey. The 11th branch is expected to open in Wyckoff, New Jersey during the second quarter of 2007. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. We invite you to visit our website at www.asbnow.com for additional information.

This information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operation and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.